Exhibit 99.1

From:	EnviroStar, Inc.
290 NE 68 Street
Miami, FL 33138
Michael Steiner (305) 754-4551
Venerando Indelicato (813) 814-0722

FOR RELEASE: Friday, February 12, 2010 at 12:30PM

EnviroStar, Inc. (Formerly Named DRYCLEAN USA, Inc.) Announces Second Quarter Results

Miami, FL – February 12, 2010, – EnviroStar, Inc., formerly named DRYCLEAN USA, Inc. (NYSE Amex: EVI), today reported revenues and earnings for the six and three month periods ended December 31, 2009.  For the first six months of fiscal 2010, revenues decreased by 24.8% to $9,749,931 from a record $12,964,465 for the same period of fiscal 2009.  Net earnings decreased by 65.4% to $150,273 or $.02 per share compared to net earnings of $434,691 or $.06 per share for the same period of fiscal 2009.

For the second quarter of fiscal 2010, revenues decreased by 1.5% to $6,121,661 from $6,213,648 in the comparable period of fiscal 2009. Net earnings for the period decreased by 2.0% to $221,171 or $.03 per share compared to $225,690 or $.03 per share for the second quarter of fiscal 2009.

Venerando J. Indelicato, Chief Financial Officer of EnviroStar Inc., stated, “We are pleased by the rebound of both, revenues and earnings in the second quarter compared to the disappointing first quarter of fiscal 2010.  However, the economy is still affecting the Company’s operations as shipments outpaced incoming orders.” Mr. Indelicato also indicated that the Company was financially strong and well able to withstand temporary adverse conditions.

EnviroStar, Inc. through its subsidiaries is one of the nation’s leading distributors of industrial laundry, dry cleaning equipment and steam boilers. Its subsidiary, DRYCLEAN USA License Corp, is one of the largest franchise and license operations in the dry cleaning industry in the United States, the Caribbean and Latin America.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements.  Information concerning those factors are discussed in Company reports filed with the Securities and Exchange Commission.

EnviroStar, Inc. and Subsidiaries

          EnviroStar, Inc. and Subsidiaries   (NYSE Amex:EVI)

Summary Unaudited Consolidated Statements of Income

	Six months ended December 31,		Three months ended December 31,
	2009	2008	2009	2008
Revenues	$9,749,931	$12,964,465	$6,121,661	$6,213,648
Earnings before income taxes	243,181	701,039	356,614	371,053
Provision for income taxes	92,908	266,348	135,443	145,363
Net earnings	$150,273	$434,691	$221,171	$225,690
Basic and diluted earnings per share	$.02	$.06	$.03	$.03

Weighted average shares outstanding:
Basic	7,033,732	7,033,875	7,033,732	7,033,875
Diluted	7,033,732	7,033,875	7,033,732	7,033,875

5